Exhibit 10.26

SEVERANCE AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into by and between THE MANITOWOC COMPANY, INC. with its principal office at 2400 South 44th Street, Manitowoc, Wisconsin and THOMAS G. MUSIAL (“Employee”). For purposes of this Agreement, the term “Company” and “Manitowoc” means and includes The Manitowoc Company, Inc., its successors, assigns, and spin offs, any parent, subsidiary or division of Manitowoc, and any other affiliated entity under common control with Manitowoc, whether now existing or hereafter formed or acquired.

WHEREAS, Employee has decided to retire from his employment and all offices and directorships with Company and its affiliates, including Senior Vice President, Human Resources and Administration of the Company; and

WHEREAS, Employee and the Company have agreed to a severance package including a release of all claims.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.Retirement.  Employee’s employment and all offices and directorships with the Company and its affiliates shall terminate effective at such time or times as determined by the Company, but no later than the end of the day on July 6, 2018 (the “Retirement Date”).  Notwithstanding any decision to remove Employee from any offices or directorships prior to the Retirement Date, the effective date of his employment termination and separation from employment will be the Retirement Date.  The Company agrees to provide Employee with a paid leave of absence from the date on which Employee initially executes this Agreement (or such other date to which the parties mutually agree) through June 30, 2018, and an unpaid leave of absence from July 1, 2018 through the Retirement Date; and, Employee acknowledges that he has requested this paid and unpaid leave over the specified period.  During the paid and unpaid leave, Employee agrees he shall not act as an agent of the Company for any purpose, nor may he bind the Company by any act during that time unless the Company has expressly asked Employee to engage in some act during this period.  Further, Employee shall have no job duties or responsibilities during his paid or unpaid leave.  Finally, Employee agrees that Employee will not apply for employment with the Company or any of its related entities at any time after the date on which this Agreement is executed by Employee and Employee waives any right Employee may have to be employed by the Company and any of its related entities at any time after the Retirement Date.  Employee further agrees never to accept any assignment through a temporary agency with the Company or any of its parent companies, successors, or any other related entities, in any capacity, at any time in the future.

2.Post-Retirement Reaffirmation of this Severance Agreement and Release.  Employee acknowledges and agrees that his receipt of the payment set forth in Section 3(a)(ii) in this Agreement is conditioned upon his reaffirmation of his commitments in this Agreement, including his release of any and all claims pursuant to Sections 13 and 14, by re-executing this Agreement after the Retirement Date but within four (4) days of the Retirement Date, and not revoking his reaffirmation within the seven-day period immediately following his re-execution.

Employee acknowledges and agrees that this Section 2 does not in any way alter the terms and conditions set forth in Section 19 of this Agreement.  Violation of the terms of this Section 2 shall not render the Agreement void, but shall mean that Employee shall not be eligible to receive the payment set forth in Section 3(a)(ii).

3.Compensation and Benefits.  Employee shall receive the following as consideration for the execution of this Agreement, reaffirmation of this Agreement in accord with Section 2, compliance with the terms of this Agreement, and waiver of the legal rights set forth herein:

(a)Effective the later of seven (7) calendar days after Employee executes this Agreement (and only if Employee has not revoked this Agreement consistent with Section 19) or the Retirement Date, and as to the pay provided in Section 3(a)(ii) only if Employee has re-executed this Agreement in accord with Section 2, and only so long as Employee continues to honor all terms and conditions of this Agreement, the Company agrees to provide employee:  (i) with a total of thirteen (13) payments of Sixteen Thousand Three Hundred Ninety-Six and 15/100 Dollars ($16,396.15), commencing with the first regular Company payroll following the Retirement Date and continuing each regular payroll date thereafter until all thirteen payments have been made, and (ii) a lump sum payment of Four Hundred Twenty-Six Thousand Three Hundred and 05/100 Dollars ($426,300.05) paid after January 10, 2019 but before January 31, 2019.  All payments provided under this Section 3(a) shall be subject to federal and state withholdings and deductions.

(b)As of the Retirement Date, any group health insurance coverage and/or dental reimbursement coverage Employee may have with the Company will be terminated and applicable COBRA coverage will be made available to Employee.  The available coverage is the same coverage which is available for all non-represented employees of the Company.  Beginning July 7, 2018, Employee understands that Employee is eligible to elect continued health and/or dental insurance coverage under COBRA.  If Employee elects continued coverage under COBRA, the Company agrees to reimburse Employee for 80% of the monthly COBRA cost upon receipt of proof of payment from July 7, 2018, through December 31, 2019.  To be eligible for reimbursement, Employee must submit proof of payment within 30 days of payment. Employee understands it is Employee’s sole obligation to make these COBRA payments on a monthly basis in order to continue Employee’s health or dental insurance benefits and that failure by Employee to make these payments timely will result in cessation of benefits.  If Employee obtains other employment prior to the end of December 31, 2019 which offers any of such insurance coverage, the Company’s obligation to reimburse Employee for COBRA payments will be terminated.  Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

(c)Consistent with the terms of the STIP, the Company will also pay Employee a 2017 STIP bonus equal to the STIP bonus that Employee would have received based upon actual 2017 performance factors applied when the STIP awards are finalized in early 2018.  This 2017 STIP payment will be paid in 2018 at the same time that 2017 STIP payments for the 2017 performance year, if any, are paid or would have been paid to then-active employees of the Company.

(d)Consistent with the terms of the STIP, the Company will also pay Employee a pro-rata 2018 STIP bonus equal to one-third of the 2018 STIP bonus that Employee would have received based upon actual 2018 performance factors applied when the STIP awards are finalized in early 2019.  This pro-rata 2018 STIP payment will be paid in 2019 at the same time that the 2018 STIP payments for the 2018 performance year, if any, are paid or would have been paid to then-active employees of the Company.

(e)The Company will also pay Employee Four Hundred Forty-Seven Thousand Six Hundred Fifteen and 00/100 Dollars ($447,615.00) (“Additional Bonus Payment”), less applicable federal and state withholding and deductions, in a lump sum, after January 10, 2019 but before January 31, 2019.  Except as provided in Section 3(d), Employee acknowledges that he will not qualify for any benefits under the Company’s STIP program for 2018, 2019 or any year thereafter.  Employee waives all claims, if any, to any additional STIP benefits.

(f)Employee will receive payment for eight and one-half (8½) weeks’ of vacation, less applicable federal and state withholding and deductions, within 30 days of the Retirement Date, which payment may be included with one of the first two payments provided under Section 3(a)(i).  Employee expressly acknowledges and agrees that this payment is in accord with all alleged vacation owed to Employee as of the Retirement Date.  In addition, the Company will provide outplacement services through an outplacement service selected by the Company, until employee secures other employment or for two years from the Retirement Date, whichever concludes earlier.

(g)Employee will be entitled to receive any vested retirement plan benefits that Employee has accrued through the Retirement Date.  For purposes of this provision, a retirement plan shall mean any retirement plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), The Manitowoc Company, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) and any benefits that Employee has accrued under the Company’s Supplemental Executive Retirement Plan (“SERP”) based upon all services provided and Compensation paid through the Retirement Date.  Such benefits shall be calculated and paid in accordance with the terms of such plan(s).  By way of illustration:

i.

Employee’s Deferred Compensation Plan benefit consists of grandfathered and non-grandfathered amounts.  Grandfathered and non-grandfathered benefits are paid in accordance with Employee’s prior distribution election.  Any payment of non-grandfathered amounts will be delayed for six (6) months from Employee’s Retirement Date to comply with Internal Revenue Code Section 409A, during which time, Employee’s account will continue to be adjusted for earnings and losses, if any.

ii.

Employee’s SERP benefit consists of grandfathered and non-grandfathered benefits.  Grandfathered amounts are paid in a single lump-sum within sixty (60) days of Employee’s Retirement Date.  Non-grandfathered benefits for which no prior distribution election was made are paid in a single lump-sum, but such payment will be delayed for six (6) months from Employee’s Retirement Date to comply with Internal Revenue Code Section 409A, during which time, Employee’s benefits will be adjusted for earnings and losses, if any, in accord with the SERP terms in affect as of the Retirement Date.

(h)The Company will pay on behalf of Employee Forty Thousand Dollars ($40,000.00), without any deductions or withholdings, in a check made payable to Employee’s attorney’s trust account:  Fox & Fox, S.C. Trust Account.  This payment shall be provided within ten (10) business days of the later of (i) the date on with this Agreement becomes effective, or (ii) the date on which Employee’s attorney provides the Company with a completed IRS Form W-9.  The payment called for in this Section shall be mailed to Employee’s attorney:  Michael Fox, Fox & Fox, S.C., 124 W. Broadway, Monona, WI 53716-3999.  This payment is intended to cover legal fees Employee has incurred in this matter or with respect to personal income tax preparation costs, and the Company shall issue an IRS MISC-1099 Form(s) reflecting this payment.

(i)The Company will allow Employee to retain the cellular phone and phone number issued to him by the Company.

(j)With respect to services (if any) provided by Employee on or prior to the Retirement Date, the Company shall maintain Director and Officer insurance coverage for Employee consistent with that provided to other Company directors and officers, and provide Employee with indemnification as permitted by law.  Specifically, the Company will secure appropriate tail coverage in order to protect the Employee for actions while he rendered his services as a Director on the Board of the Company.

(k)The Company will make a new equity award or awards to Employee in 2018 prior to the Retirement Date that is consistent with and in the same relative manner as the equity awards provided to other employees employed in similar executive-level positions with the Company that is anticipated to be valued at Four Hundred Forty-Seven Thousand Dollars ($447,000.00).

4.Equity Compensation.  In accordance with the terms of The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan and The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan (each a “Plan”), the individual award agreements between Employee and Company and subsequent action by the Company’s Compensation Committee:

(a)All currently outstanding equity grants shall be deemed fully vested on the Retirement Date; and, no equity grant that has been awarded prior to the Retirement Date shall be subject to pro-ration as a result of language in any award agreement associated with the equity grant.

i.

Employee will have until the expiration date set forth in the applicable individual award agreement to exercise all vested awards that are stock options for which the award price is not less than the market price on the Retirement Date.

ii.	Any Incentive Stock Options (“ISOs”) not exercised within three (3) months of the Retirement Date will be converted into Non-Qualified Stock Options (“NQSOs”).

iii.	Any options not exercised by the expiration date set forth in the applicable individual award agreement will be forfeited.

iv.	Restricted Stock that has been vested will be transferred immediately, without restrictions, upon expiration of the Revocation Period described in Section 19 below.

v.

Restricted Stock Units will be paid out as cash payments, equal to the amount calculated at 100% of the target award, at such time as the payments would have been paid if Employee had remained employed by the Company.

(b)The parties agree that the schedule on the next page represents Employee’s outstanding equity grants by type and date, as of the date of this Agreement (the parties agree that the schedule does not include the equity grants to be awarded pursuant to Section 3.k. of this Agreement):

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The Manitowoc Company Inc.

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED	NUMBER EXERCISABLE	EXPIRATION DATE
02/15/2008	ISO	$31.9457	639	639	639	02/15/2018

02/15/2008	NQ	$31.9457	3,837	3,837	3,837	02/15/2018
02/14/2011	NQ	$16.1484	13,875	13,875	13,875	02/14/2021
02/28/2012	NQ	$13.2910	10,290	10,290	10,290	02/28/2022
02/26/2013	NQ	$14.8095	6,450	6,450	6,450	02/26/2023
02/14/2014	NQ	$23.7327	5,170	3,877	5,170	02/14/2024
02/17/2015	NQ	$17.7975	7,865	3,932	7,865	02/17/2025
03/28/2016	NQ	$17.4000	27,661	6,915	27,661	03/28/2026
02/22/2017	NQ	$25.6800	20,070	0	20,070	02/22/2027

04/08/2015	RSA	$0.0000	7,499	0	7,499	N/A**

02/17/2015	RSU	$0.0000	4,321	0	4,321	N/A**
03/28/2016	RSU/PERF	$0.0000	12,995	0	12,995*	N/A**
02/22/2017	RSU/PERF	$0.0000	8,433	0	8,433*	N/A**

* Target award, based on 100% of performance target.

**Settled as provided in award agreement.

Welbilt Inc.

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED	NUMBER EXERCISABLE	EXPIRATION DATE
02/15/2008	ISO	$31.1436	2,555	2,555	2,555	02/15/2018

02/15/2008	NQ	$31.1436	15,345	15,345	15,345	02/15/2018
02/24/2009	NQ	$3.5099	74,100	74,100	74,100	02/24/2019
02/11/2010	NQ	$9.0335	87,300	87,300	87,300	02/11/2020
02/14/2011	NQ	$15.7429	55,500	55,500	55,500	02/14/2021
02/28/2012	NQ	$12.9573	41,160	41,160	41,160	02/28/2022
02/26/2013	NQ	$14.4376	25,800	25,800	25,800	02/26/2023
02/14/2014	NQ	$23.1368	20,680	15,510	20,680	02/14/2024
02/17/2015	NQ	$17.3506	31,458	15,729	31,458	02/17/2025

04/08/2015	RSA	$0.0000	29,993	0	29,993	N/A*

02/17/2015	RSU	$0.0000	17,283	0	17,283	N/A*

*Settled as provided in award agreement.

5.No Other Obligations.  Employee acknowledges and agrees that aside from Sections 3 and 4, there are no other amounts, obligations or benefits due Employee by the Company.  Further, Employee acknowledges and agrees that Employee is not eligible for any separation or termination benefit other than as set forth herein and Employee acknowledges that Employee’s right to any benefit or payment authorized under this Agreement is conditioned upon: (a) Employee’s execution of the Agreement; (b) Employee not revoking the Agreement as described in Section 19 of the Agreement; (c) Employee complying with the reaffirmation obligation in Section 2, and not revoking his reaffirmation, with respect to the pay provided under Section 3(a)(ii); and (d) Employee’s compliance with all obligations ascribed to Employee under this Agreement.

6.Employment Reference.  The Company agrees that all inquiries to the Company regarding Employee’s employment shall be directed and responded to by the Senior Vice President, General Counsel & Secretary for The Manitowoc Company, Inc.

7.Government Cooperation.  Nothing in this Agreement, including as may be specifically provided in any other provision of this Agreement, prohibits the Employee from reporting possible violations of local, state, foreign or federal law or regulation, or related facts, to any governmental agency or entity or making other reports or disclosures that, in each case, are protected under the whistleblower provisions of local, state, foreign or federal law or regulation.   Without limitation, the Employee may report possible violations of law or regulation and related facts to the U.S. Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General.  The Employee does not need the prior authorization of the Company to make any such reports or disclosures, and the Employee does not need to notify the Company that he has made such reports or disclosures.

8.Non-Disclosure of Confidential Information.  Employee acknowledges and agrees that Employee’s work required access to Confidential Information of the Company, and that the Company’s Confidential Information is valuable proprietary information belonging to the Company. Maintaining the confidentiality of such information is crucial to the Company’s present and future success. The parties acknowledge and agree that protection of the Company’s Confidential Information constitutes a legitimate protectable interest of the Company. Employee acknowledges and agrees that the Company would not have been willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with the Company’s best interests. Therefore, the parties agree as follows:

(a)Employee agrees that a duty to protect the Company’s Confidential Information is imposed upon Employee by law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and Company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the Company’s confidential personnel files or by virtue of employee's performance of assigned job responsibilities, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)In addition, and without limiting the duties imposed on Employee by law, Employee agrees that, during employment and for a period of two (2) years following the termination of Employee’s employment, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of the Company, except as required by law or with the express written consent of the Company. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of the Company, Employee shall provide the Company with prompt written notice within three (3) calendar days so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of the Company which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of the Company.

(c)Employee also acknowledges that certain of the Company’s Confidential Information is a “trade secret” as that term is defined in Section 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act and/or in the federal Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1839(3) & 1890(b)(1)). Employee agrees that Employee shall never disclose to a third party or use any trade secrets of the Company. Employee agrees that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1833(b)(1) & (2)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Similarly, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  Any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

(e)Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

(f)The Company has informed Employee that it has (and may have in the future) duties to third parties (including the Company’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) the Company’s duties of confidentiality to third parties. Employee further agrees that Employee will carefully preserve, in accordance with the Company’s policies and procedures, all documents, records, correspondence, prototypes, models and other written or tangible data relating to Inventions or Confidential Information in every form coming into Employee’s possession (the “Records”).

Employee will return all such Records, along with any copies of them, to the Company upon the Retirement Date.

(g)Employee agrees that any breach by Employee of any aspect of this Section 8 will entitle the Company to any and all relief provided for under this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

9.Company Property.  Employee acknowledges and agrees that Employee’s work required access to property of the Company.  The parties acknowledge and agree that protection of the Company’s property constitutes a legitimate protectable interest of the Company.  Therefore, the parties agree as follows:

(a)Any and all Company property shall, at all times, remain the property of the Company.  Any Company property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and must remain on Company premises immediately on the Retirement Date. Any Company property over which the Employee has any control, was in the Employee’s possession or which was otherwise entrusted to Employee that is not on Company premises as of the Retirement Date will be returned to the Company as soon as possible following the Retirement Date.  Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee. Employee agrees that, as of the date of Employee’s termination, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company.  Employee understands that this also applies to and prohibits the downloading of Company property prior to and/or as of the Retirement Date.

(b)Employee understands and agrees that, during the course of Employee’s employment, Employee had access to the Company’s Proprietary Information.  “Proprietary Information” is information developed by or for the Company, which is used by the Company, but does not rise to the level of Confidential Information. Proprietary Information includes, but is not limited to, general policies, operating manuals, forms, spreadsheets, slides, Power Point presentations, graphs, and other items used internally by the Company, which do not contain Confidential Information. Employee acknowledges and agrees that Proprietary Information was developed, created, and/or modified on Company work time and/or at the Company’s expense and, as such, has value and constitutes Company property. Employee acknowledges and agrees that, following the termination of Employee’s employment, Employee is not entitled to disclose, use, possess, and/or have access to any Company property including, but not limited to Proprietary Information. Employee understands and agrees that, following the termination of Employee’s employment, it shall be a material breach of this Agreement to request and/or receive Company property from any source without the express written permission of the Senior Vice President, General Counsel & Secretary for The Manitowoc Company, Inc. In the event Employee receives such Company property from any source, which was not requested by Employee, Employee may rectify the aforementioned breach by immediately notifying the

Senior Vice President, General Counsel & Secretary for The Manitowoc Company, Inc. of such receipt, along with an explanation of the manner in which Employee received said Company property and prompt return of said Company property.

(c)Employee agrees that any breach by Employee of any aspect of this Section 9 will entitle the Company to any and all relief provided for under this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

10.Non-Solicitation of Employees. Employee understands and agrees that the Company’s relationship with its employees is one of the Company’s most valuable assets. The relationships that the Company has developed with its employees are crucial to the Company’s present and future success. Employee acknowledges and agrees that the Company’s employee relationships are established and maintained at great expense and investment, and constitute a legitimate protectable interest of the Company. Employee acknowledges and agrees that assurance of reasonable protection against any interference by Employee with the Company’s relationships with its employees in a manner inconsistent with the Company’s best interests is warranted. Therefore, the parties agree as follows:

(a)Employee agrees that until the Retirement Date, and for a period of eighteen (18) months from the Retirement Date, Employee shall not, either personally or in conjunction with others either (i) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to provide services on behalf of a Direct Competitor, or (ii) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company for the purpose of providing services on behalf of a Direct Competitor.  A “Restricted Employee” is an employee of the Company with whom Employee has or had a managing, reporting, or close-working relationship, which could be exploited by Employee to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Confidential Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor.  Nothing in this Section 10.a. is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(b)A “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States.

(c)“Competitive Services” means services of the type that the Company  provided or offered to its customers, clients or partners at any time during the twelve (12) months immediately preceding the Retirement Date.  “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Employee’s employment with the Company ended.  Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the Retirement Date.

(d)“Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the Retirement Date.  Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the Retirement Date.

(e)Employee agrees that any breach by Employee of any aspect of this Section 10 will entitle the Company to any and all relief provided for under this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

11.Non-Solicitation of Customers.  Employee understands and agrees that the Company’s relationship with its customers is one of the most valuable assets of the Company. These relationships and the goodwill that the Company has developed with its customers are crucial to the Company’s present and future success. Employee agrees that the Company’s customer contacts and its relationships are established and maintained at great expense and that Employee, by virtue of employment with the Company, had unique and extensive exposure to and personal contact directly with the Company’s customers.  Therefore, the parties agree as follows:

(a)The terms and conditions of the restrictive covenants contained in this Section 11 are reasonable and necessary for the protection of the Company’s business and confidential information and to prevent damages or loss to the Company as a result of action taken by Employee.  Employee acknowledges that this non-solicitation restriction is reasonable and does not inhibit the free flow of trade or business.

(b)Employee agrees that, during employment and for a period of two (2) years following the termination of Employee’s employment, Employee will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit, or accept any of the Company’s customers with whom Employee has had and/or will have direct contact, or for whom Employee has had or will have supervisory or managerial responsibility, during the two (2) year period preceding Employee’s termination for the purpose of providing services or products that are substantially similar to the services or products which Employee was involved in providing to said customers on behalf of the Company.  It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which Employee is entitled.

(c)Employee agrees that any breach by Employee of any aspect of this Section 11 will entitle the Company to any and all relief provided for under this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

12.Request for Review of Obligations Regarding Future Employment or Conduct.  Employee acknowledges and agrees that it is not the purpose of this Agreement to preclude Employee from engaging in employment or conduct that does not unfairly interfere with the Company’s protectable business interests. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with the Company’s protectable business interests in violation of this Agreement, Employee agrees to submit to the Company in writing a request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with the Company’s protectable business interests. Any such permission granted by the Company must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of the Company’s rights under the Agreement.

13.Release.  Employee, for and in consideration of the terms of this Agreement, does hereby for Employee, and for Employee’s heirs, personal representatives, and assigns, fully and forever release and discharge the Company, the officers, employees, and/or agents of the Company, the members of the board of directors of the Company, and the Company’s benefit plans and its fiduciaries, from any and all claims, demands, damages, actions, rights of action, both known and unknown, costs, loss of wages, expenses, compensation, and any other relief, on account of, or in any way growing out of any events relating to Employee’s employment and/or termination from employment with the Company.  This release includes (but is not limited to) any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; 42 U.S.C. §§ 1981 or 1983; any state law counterparts; or any other federal, state, or local employment laws or regulations.  This also includes a release of any claims for wrongful discharge arising from the separation of Employee’s employment and any claims under any severance plan of the Company.  This release includes both claims that Employee knows about and those which Employee may not know about.  Except as set forth in Sections 3 and 4, this release also acts as a waiver and release of any rights Employee has to any benefits under the Company’s retirement or other benefit plans. Further, this release does not waive or release any rights or claims that Employee may have that arise after the effective date of this Agreement; however, if Employee reaffirms his commitment to the obligations in this Agreement by re-executing this Agreement consistent with the requirement in Section 2 and does not revoke his reaffirmation, then Employee acknowledges and agrees that this release does waive and release all rights and claims covered by this Section 13 and those in Section 14 from the effective date of this Agreement through the date on which this Agreement is re-executed by Employee.  Employee agrees that nothing in this Agreement is to be construed as an admission of liability or wrongdoing of any sort by the Company in the negotiation or execution of this Agreement.  This waiver and release provision does not apply to any rights that Employee cannot lawfully waive.

14.ADEA Waiver.  Employee, without limiting the foregoing release, specifically agrees and represents that he is waiving and releasing all claims arising under the Age Discrimination in Employment Act of 1967, that in exchange for the waiver and release of those claims, he is receiving consideration in addition to anything of value to which he is already entitled, that he is not waiving any claims or rights that may arise after the effective date of this Agreement, unless he has re-executed (and not subsequently revoked) this Agreement consistent with the requirement of Section 2, in which case he is not waiving any claims or rights that may arise after the date on which he re-executes this Agreement, and that he has been advised to consult with an attorney of his choice prior to executing this Agreement regarding the content of the Agreement and the legal rights waived hereunder.

15.Noninterference Clause.  Notwithstanding the above, nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or the State of Wisconsin Department of Workforce Development, or any other federal or state regulatory or law enforcement agency.  However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits, reinstatement, or other recovery against Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

16.Hold Harmless.  Except as set forth in Section 15, Employee agrees that, except for the payment provided in Section 3(a)(ii), the consideration paid hereunder is in full and final compromise of all claims known or unknown that Employee may have against the Company as of the effective date of this Agreement.  And with respect to the payment provided in Section 3(a)(ii), it is consideration paid in full and final compromise of all claims known or unknown that Employee may have from the effective date of this Agreement through the date on which he re-executes the Agreement.  Employee agrees not to file suit, or initiate a proceeding, claim or charge or cause any other suit, proceeding, claim or charge to be filed by any other person or entity on Employee’s behalf, against the Company related to any events concerning Employee’s employment or termination from employment with the Company. If Employee breaches this Agreement by filing a lawsuit based on claims that Employee has released, Employee will pay for all costs incurred by the Company, including any and all attorneys’ fees and costs incurred by the Company, in defending against Employee’s claim.

Similarly, should the Company breach this Agreement by failing to make any of the payments required under Sections 3 or 4, the Company will pay all costs incurred by Employee, including any and all attorneys’ fees and costs incurred by Employee, in successfully enforcing this Agreement.

17.Non-Disparagement.  Employee agrees that Employee will not make any statements regarding the Company, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Company unless otherwise required by law.  And, the Company similarly agrees that its officers and directors will not make any statements regarding the Employee, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Employee unless otherwise required by law.

18.Consideration Period.  Employee will have twenty-one (21) calendar days from the date Employee receives this Agreement to consider its terms and decide whether to sign it.  This period is designed to allow Employee time to consult with an attorney, or anyone else whose advice Employee may need or want.  If this Agreement is not signed by Employee prior to the conclusion of the twenty-one (21) calendar day period described above, then the Company’s offer to Employee, as contained in this Agreement, shall expire.  In addition, Employee acknowledges that should he sign and return this Agreement within the 21-day period identified in this Section 18, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

19.Revocation Period.  After signing this Agreement, Employee will have seven (7) calendar days to revoke it.  Any revocation should be in writing and delivered to Thomas L. Doerr, Jr., Senior Vice President, General Counsel & Secretary, The Manitowoc Company, Inc., 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin  54221-0066, by no later than the end of the seventh (7th) calendar day of the revocation period.  Employee understands and agrees that, should Employee exercise this right of revocation, Employee will not be entitled to any payment or consideration under this Agreement.

Employee shall similarly have seven (7) calendar days to revoke his reaffirmation required in Section 2.  Any revocation of the reaffirmation should be in writing and delivered to Thomas L. Doerr, Jr., Senior Vice President, General Counsel & Secretary, The Manitowoc Company, Inc., 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin  54221-0066, by no later than the end of the seventh (7th) calendar day of this reaffirmation revocation period.  Employee understands and agrees that, should Employee exercise this right of revocation of his reaffirmation, Employee shall not be entitled to the payment set forth in Section 3(a)(ii).

20.Code Section 409A.  To the extent applicable, it is intended that this Agreement and any payments or benefits due hereunder comply with the provisions of Code Section 409A and each installment payment shall be considered a separate payment for purposes of determining whether and how Code Section 409A applies to such payment.  This Agreement shall be administered by the Company in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A).

21.Governing Law.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin is an inconvenient forum.

22.Severability.  In the event that any provision or clause of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision or clause of this Agreement and the remaining covenants, restrictions, and provisions herein shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

23.Enforceability.  The parties agree that the terms and conditions of the restrictions in this Agreement are reasonable and necessary for the protection of the Company’s protectable business interests and to prevent damage or loss to the Company as a result of action taken by Employee. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and do not inhibit the free flow of trade or business; nor do they restrict the mobility, hiring, and/or employment opportunities of any individual or business, including other Company employees, Employee’s future employer, and any other business entities, including competitors of the Company. Employee acknowledges and agrees that Employee could continue to actively pursue Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. Employee acknowledges and agrees that this consideration is sufficient to fully and adequately compensate Employee for agreeing to the restrictions contained herein.

24.Sale, Consolidation, or Merger.  In the event of a sale of the stock of the Company and/or any one or more of the entities comprised within the definition of the Company, consolidation or merger of the Company, and/or any one or more entities comprised within the definition of the Company, with or into another corporation or entity, or the sale or spinoff of substantially all of the operating assets of the Company, and/or any one or more entities comprised within the definition of the Company, to another corporation, entity, or individual, the successor in interest shall be deemed to have assumed all rights, privileges, duties, and liabilities of the Company, and/or the relevant entities comprised within the definition of the Company, under this Agreement.

25.Notice.  Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of the Company to its principal business office and in Employee’s case, to Employee’s address appearing on the Company’s records, or to such other address as Employee may designate in writing to the Company.

26.Counterparts.  This Agreement may be executed in one or more counterparts. Each counterpart shall be considered an original and all such counterparts shall constitute a single agreement binding upon.  Further, the parties agree that facsimile, .pdf or copy signatures shall be just as effective as original signatures.

27.No Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement, and/or the waiver of a breach of any provision hereof, shall not be construed as a waiver of other breaches of the same or other provisions of the Agreement and/or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition. The parties agree that this Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, unless the parties agree in writing.  To prevent adverse tax consequences, the parties agree that they will not modify the payment schedule set forth in Section 3.

28.Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, Employee’s heirs, beneficiaries, and legal representatives.

29.Future Employment.  Employee agrees that for the 2-year period following the Retirement Date, Employee shall notify any employer with whom he may become employed of the restrictions in Sections 8 thru 11 of this Agreement. Employee also agrees that if Employee accepts employment, Manitowoc may advise such employer of the restrictions contained in Sections 8 thru 11 of this Agreement.

30.Entire Agreement.  This Agreement sets forth the entire intent of and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions, negotiations, and agreements between the parties, rendering all prior agreements between the parties null and void.

31.Consulting an Attorney.  Employee acknowledges that the Company has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.  Further, Employee acknowledges that he has consulted with an attorney of his own choosing, Michael R. Fox, Esq. of the Fox & Fox, S.C. law firm, prior to executing this Agreement, and that modifications to this Agreement were expressly negotiated by his attorney and were incorporated in this Agreement.

32.IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY STATES THAT HE/IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT; THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO SUCH PARTY BY HIS/ITS RESPECTIVE ATTORNEY, AGENT, OR REPRESENTATIVE; THAT THE PARTY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS/ITS OWN FREE WILL; AND THAT THE PARTY UNDERSTANDS THAT THIS AGREEMENT CONSTITUTES A FULL, FINAL AND BINDING SETTLEMENT OF THE MATTERS COVERED BY THIS AGREEMENT.  EACH PARTY FURTHER STATES THAT HIS/ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT WAS NOT INDUCED BY, OR BASED UPON, ANY REPRESENTATION BY ANY OTHER PARTY HERETO, OR HIS/ITS AGENTS OR EMPLOYEES, WHICH IS NOT CONTAINED IN THIS AGREEMENT.  VALUABLE LEGAL RIGHTS ARE WAIVED HEREUNDER.

Date provided to Employee for consideration (by electronic delivery to Employee’s attorney):February 15, 2018

Accepted By:

THE MANITOWOC COMPANY, INC.

/s/ Thomas G. Musial/s/ Thomas L. Doerr

Thomas G. MusialBy: Thomas L. Doerr

EmployeeTitle:Senior Vice President, General Counsel and Secretary

Date: _February 21, 2018_______________Date: _February 21, 2018

Reaffirmed by Employee (after Retirement Date):

Thomas G. Musial

Employee

Date:

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